Exhibit 10.1

December 20, 2006

David Kenny
2 Stonefield Lane
Wellesley, MA 02482

Dear David,

This letter agreement (this ‘‘Agreement’’) memorializes our discussions and agreement concerning your continued role with Digitas Inc. (the ‘‘Company’’) and its subsidiaries following the acquisition of the Company by Publicis Groupe S.A. (‘‘Publicis’’) pursuant to the Agreement and Plan of Merger, dated December 20, 2006, by and among the Company, Publicis, and Publicis Acquisition Corp., a wholly-owned subsidiary of Publicis (the ‘‘Merger Agreement’’) (all capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement).

1.    Retention Bonus. In consideration of your continued employment and your agreement to the terms set forth below, you will be eligible for a special retention bonus of $1,942,188.00 (the ‘‘Retention Bonus’’). The Retention Bonus shall be payable in three equal installments on each of the first three anniversaries of the Acceptance Date (as defined in the Merger Agreement), provided, in each case, that you have remained continuously employed by the Company and its subsidiaries through the applicable payment date.

2.     Employment Agreement. The Employment Agreement dated January 6, 1999, between you and the Company, as amended (including the Amendment to Employment Agreement dated as of December 20, 2006) (the ‘‘Employment Agreement’’) will remain in force and effect, and the Company acknowledges that the Acceptance Date will constitute a Change of Control for purposes of the Employment Agreement. Notwithstanding the foregoing, you and we agree as follows:

•    Good Reason. Section 4(c)(i) of the Employment Agreement is amended to provide that you shall be eligible to terminate employment pursuant to such clause only (1) pursuant to the relocation trigger of such clause or (2) if, without your consent, and after a failure by the Company adequately to cure within 10 business days of receipt of written notice from you, either (a) your base pay is reduced, (b) your bonus opportunity is materially diminished, or (c) your title or position is materially diminished, it being understood and agreed that any change to your title or position as a result of the Company no longer being publicly traded or becoming a subsidiary as a result of the transactions contemplated by the Merger Agreement or as a result of changes to the organizational structure of the Company and its subsidiaries as part of the integration with Publicis shall not give you the right to terminate employment pursuant to such Section 4(c)(i) unless such change involves (i) your not retaining the position of CEO of the Company, serving on the ‘‘P12’’ of Publicis Groupe, or reporting directly to the Chairman of the Management Committee of Publicis Groupe, or (ii) your not being responsible for the interactive and digital strategy of Publicis Groupe.

•    Severance Amount. Section 4 of the Employment Agreement is amended to provide that in the event that your employment terminates under circumstances entitling you to severance benefits under Section 4 of the Employment Agreement, you shall, in lieu of receiving the cash severance provided for by Section 4(d)(i) of the Employment Agreement, receive (notwithstanding your termination of employment) any unpaid installments of the Retention Bonus in a single lump sum immediately upon your termination.

•    Term. Section 2 of the Employment Agreement is amended to provide that the ‘‘Employment Period’’ (as defined therein) shall terminate on the third anniversary of the Acceptance Date (subject to its automatic termination upon any earlier termination of your employment).

Notwithstanding the foregoing, the Company, Publicis and you agree to cooperate in good faith to enter into a new employment agreement that will take effect upon the Acceptance Date and supersede the Employment Agreement at such time, which new agreement will (1) provide for a three-year term of employment commencing on the Acceptance Date, (2) provide that you will continue as CEO of the Company, serve on the ‘‘P12’’ of Publicis Groupe, and report directly to the Chairman of the Management Committee of Publicis Groupe, (3) provide that you will be responsible for the interactive and digital strategy of Publicis Groupe, (4) provide for compensation and employee benefit terms that are (in the aggregate) at least as favorable to you as the terms under which you currently receive compensation and benefits, and (5) incorporate the terms set forth herein with respect to the Retention Bonus, Good Reason, severance, and Parent Shares (as defined below).

3.    Digitas Stock Options. Pursuant to the Merger Agreement, your outstanding stock options to purchase Company common shares will at the Effective Time be converted into stock options to purchase shares of Parent Common Stock (as defined in the Merger Agreement) (the ‘‘Parent Shares’’). You hereby agree that you will not, without the prior written consent of Parent, (1) exercise more than a total of 400,000 stock options to purchase Company common shares between the date hereof and the Effective Time, unless the term of exercise will otherwise expire prior to the Effective Time, (2) sell, transfer, or otherwise dispose of any Parent Shares prior to the six-month anniversary of the Effective Time, (3) sell, transfer, or otherwise dispose of more than an aggregate of 25% of the Parent Shares prior to the first anniversary of the Effective Time, (4) sell, transfer, or otherwise dispose of more than an aggregate of 50% of the Parent Shares prior to the 18-month anniversary of the Effective Time, or (5) sell, transfer, or otherwise dispose of more than an aggregate of 75% of the Parent Shares prior to the second anniversary of the Effective Time (it being understood that the number of Parent Shares shall be equitably adjusted in the event of a change in capitalization subsequent to the Acceptance Date affecting Parent Common Stock). Following the second anniversary of the Effective Time, you shall no longer be subject to any holding requirements in respect of the Parent Shares (subject to applicable law). Notwithstanding the foregoing, all restrictions set forth in this paragraph shall automatically expire (a) upon your death or (b) in the event your employment ends as the result of your Disability, a termination by the Company Without Cause, or your resignation for Good Reason (as such terms are defined in the Employment Agreement or the superseding employment agreement contemplated in Section 2 above).

4.    Digitas Restricted Stock. Any restrictions and conditions on all shares of Restricted Stock granted to you on April 1, 2005 and April 3, 2006 under the Digitas Inc. 2000 Stock Option and Incentive Plan will lapse upon the Acceptance Date and all such shares shall be fully vested and no longer deemed Restricted Stock as of that date.

5.    Termination of Merger Agreement. In the event that the Merger Agreement is terminated prior to the occurrence of an Acceptance Date, this Agreement shall become null and void and of no effect.

6.    Miscellaneous. This Agreement shall constitute a valid amendment of the Employment Agreement, and shall be governed by the same dispute resolution provisions as the Employment Agreement. Any payments made pursuant to this Agreement shall be subject to applicable tax withholding. This Agreement may not be amended or modified other than by a written agreement executed by you, the Company, and Publicis (or your and their respective successors and legal representatives).

Please indicate your agreement with the foregoing by signing below.

Sincerely,
/s/ Brian K. Roberts
Digitas Inc.
/s/ Maurice Lévy
Publicis Groupe S.A.

Acknowledged and Agreed:

/s/ David W. Kenny